EX-99.e.1.ii

AMENDMENT NO. 2 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF DECEMBER 31, 2024

This Schedule to the Distribution Agreement between Delaware Group Adviser Funds and Delaware Distributors, L.P. entered into as of May 15, 2003 amended and restated on January 4, 2010, and further amended and restated on February 25, 2016 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Class.

Portion
designated as
		Total 12b-1	Service Fee
		Plan Fee Rate	Rate (per
		(per annum of	annum of the
		the Series’	Series’
		average daily	average daily
		net assets	net assets
		represented by	represented
		shares of the	by shares of
Series Name	Class Names	Class)	the Class)	Effective Date
Macquarie Diversified Income Fund (formerly, Delaware Diversified Income Fund)	Class A	.25%		June 28, 2002
	Class C	1.00%	.25%	June 28, 2002
	Class R	.50%		May 15, 2003
	Class R6	N/A		February 25, 2016
	Institutional Class	N/A		June 28, 2002

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ Richard Salus
Name:	Richard Salus
Title:	Senior Vice President and Global Head of Fund Services

DELAWARE GROUP ADVISER FUNDS
on behalf of the Series listed on Schedule I

By:	/s/ Shawn Lytle
Name:	Shawn Lytle
Title:	President and Chief Executive Officer